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                                                                  Exhibit 99.1

TITAN ANNOUNCES OFFERING OF $200 MILLION OF CONVERTIBLE PREFERRED SECURITIES

1/28/00 8:45am

SAN DIEGO, Jan. 28 /PRNewswire/ -- The Titan Corporation (NYSE: TTN) today announced an offering of 4,000,000 of Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities. Each security will have a stated liquidation amount of $50.

The securities offered will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Investor Relations Contact: Rochelle Bold, Vice President Investor Relations
(858) 552-9400 or invest@titan.com.

Press Releases and other Titan information are available on The Titan Corporation's World Wide Web site: http://www.titan.com.

/CONTACT: Rochelle Bold, Vice President Investor Relations of The Titan Corporation, 858-552-9400, invest@titan.com/

08:30 EST